CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-262192 and 333-266127) of Chord Energy Corporation (formerly known as Oasis Petroleum Inc.) (the "Company") of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated February 6, 2024, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company’s Registration Statements on Form S-8 (File Nos. 333-262192 and 333-266127) and Form S-3 (File No. 333-271727), filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E
Chief Executive Officer

Houston, Texas
February 26, 2024